Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of December 19, 2008 (the “Effective Date”), by and between Abercrombie & Fitch Co., a Delaware corporation (the “Company”), and Michael S. Jeffries (the “Executive”) (hereinafter collectively referred to as “the parties”).
WITNESSETH:
     WHEREAS, the Executive has been employed by the Company as the Chairman of the Board of the Company since May 1998 and as Chief Executive Officer of the Company since February 1992 and served as President of the Company from February 1992 until May 1998; and
     WHEREAS, the Executive is experienced in all phases of the Company’s business and possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel; and
     WHEREAS, the Company desires to continue to employ the Executive pursuant to the terms and conditions of this Agreement, and the Executive has agreed to continue to be employed by the Company on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the parties contained herein, the parties, intending to be legally bound, hereby agree as follows:
     1. Term. The term of employment under this Agreement shall be for the period commencing on the Effective Date and ending on February 1, 2014 (the “Term”). Notwithstanding the foregoing, the Term shall end on the date on which the Executive’s employment is earlier terminated by either party in accordance with the provisions of Section 9 of this Agreement.
     2. Employment.
          (a) Position. The Executive shall be employed by the Company as the Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer of the Company. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity. The Executive shall report only to the Board.
          (b) Obligations. The Executive agrees to devote his full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder.
     3. Base Salary. The Company agrees to pay or cause to be paid to the Executive commencing no later than the Effective Date and during the Term an annual base salary at the rate of $1,500,000 per year or such larger amount as the Board may from time to time determine (the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executive officers.

     4. Equity Compensation.
          (a) The Executive shall be entitled to participate in the stock-based employee benefit plans, including, without limitation, the Abercrombie & Fitch Co. 2007 Long-Term Incentive Plan, as amended from time to time, and/or any successor plan (the “Stock Incentive Plan”), on the terms and conditions described in this Agreement.
          (b) In connection with the execution of this Agreement, the Company agrees to grant to the Executive options to acquire 4,000,000 shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), in accordance with the terms of this Agreement (collectively, the “Retention Grant”). Notwithstanding anything herein to the contrary, the Company shall have the discretion to award all or part of the Retention Grant in the form of cash and/or stock settled stock appreciation rights in lieu of options; provided that such stock appreciation rights are subject to terms and conditions identical to those applicable to the options that would have otherwise been awarded hereunder as part of the Retention Grant.
          (i) The Retention Grant will be awarded in three tranches with (A) options covering 40% of the total number of shares of Common Stock subject to the Retention Grant to be awarded on the Effective Date, (B) options covering 30% of the total number of shares of Common Stock subject to the Retention Grant to be awarded on March 2, 2009, and (C) options covering 30% of the total number of shares of Common Stock subject to the Retention Grant to be awarded on September 1, 2009, in each case, subject to the Executive’s continuous employment by the Company through the applicable grant date (each of the Effective Date, March 2, 2009 and September 1, 2009 referred to herein as a “Grant Date”).
          (ii) So long as the Executive’s employment has not terminated prior to the applicable Grant Date, on each Grant Date, the Executive will be awarded options covering the number of shares determined pursuant to Subsection 4(b)(i) and with exercise prices determined as follows:
(A)	with respect to options covering 50% of the shares awarded on the applicable Grant Date, the exercise price will be equal to the fair market value of the Common Stock on the Grant Date;

(B)	with respect to options covering 12.5% of the shares awarded on the applicable Grant Date, the exercise price will be equal to 120% of the fair market value of the Common Stock on the Grant Date;

(C)	with respect to options covering 12.5% of the shares awarded on the applicable Grant Date, the exercise price will be equal to 140% of the fair market value of the Common Stock on the Grant Date;

(D)	with respect to options covering 12.5% of the shares awarded on the applicable Grant Date, the exercise price will be equal to 160% of the fair market value of the Common Stock on the Grant Date; and

(E)	with respect to options covering 12.5% of the shares awarded on the applicable Grant Date, the exercise price will be equal to 180% of the fair market value of the Common Stock on the Grant Date.
               (iii) In addition to the above, the Retention Grant will be subject to the terms and conditions of the Stock Incentive Plan and the customary form of stock option agreement used thereunder generally for executives of the Company; provided, however, that:
(A)	Subject to the provisions of Subsections 10(b)(iv), 10(c)(v), 10(d)(iv) and 10(e)(iv) of this Agreement, the Retention Grant shall become vested on January 31, 2014 as to all 4,000,000 of the shares of Common Stock, provided that the Executive remains continuously employed by the Company through such date;

(B)	The Retention Grant shall expire on the seventh anniversary of the Effective Date;

(C)	Following termination of the Executive’s employment for any reason other than Cause, the portion of the Retention Grant that becomes vested shall remain exercisable until the end of the 7-year option term, without regard to any shorter post-termination of employment exercise period otherwise applicable under the Stock Incentive Plan; and

(D)	For shares vesting January 31, 2014, shares of Common Stock acquired under the Retention Grant shall be subject to the following transfer restrictions (“Holding Period”): (A) with respect to 50% of the net shares of Common Stock acquired under the Retention Grant (not including any shares of Common Stock sold or retained by the Company to fund the payment of the exercise price and/or any tax withholding obligation payable in connection with the exercise of all or any portion of the Retention Grant), the Executive may not transfer, sell, pledge, hypothecate, or otherwise dispose of such shares until the first trading day on the New York Stock Exchange immediately following July 31, 2014, and (B) with respect to the remaining 50% of the net shares of Common Stock acquired under the Retention Grant (not including any shares of Common Stock sold or retained by the Company to fund the payment of the exercise price and/or any tax withholding obligation payable in connection with the exercise of all or any portion of the Retention Grant), the Executive may not transfer, sell, pledge, hypothecate, or otherwise dispose of such shares until the first trading day on the New York Stock Exchange immediately following January 31, 2015. Notwithstanding anything herein to the contrary, in the event that the Retention Grant vests prior to January 31, 2014 pursuant to Subsections 10(b)(iv), 10(c)(v), 10(d)(iv) or 10(e)(iv) of this Agreement, the Holding Period described in this Subsection 4(b)(iii)(D) will not apply to any of the shares so acquired under the Retention Grant. Any share certificates representing shares acquired under the Retention Grant shall be appropriately legended to reflect these restrictions.

          (c) Subject to Subsection 4(d), with respect to each fiscal year of the Term starting with the 2009 fiscal year, the Executive will be granted two equity grants (each a “Semi-Annual Grant”), one of which shall be granted within 75 days following the end of the second fiscal quarter of the applicable fiscal year and the other within 75 days following the end of the applicable fiscal year, provided that the Executive remains continuously employed by the Company through each such grant date (or in the case of the Semi-Annual Grant for the six month period ending on February 1, 2014, remains a member of the Board through the date of such grant). The first Semi-Annual Grant shall relate to the first six months of the fiscal year beginning on February 1, 2009. Each Semi-Annual Grant awarded with respect any fiscal period ending on or prior to July 30, 2011 shall be in the form of stock options (with an exercise price equal to the fair market value of the Common Stock on the applicable grant date). Each Semi-Annual Grant awarded with respect any fiscal period ending after July 31, 2011 shall be in the form of stock options (with an exercise price equal to the fair market value of the Common Stock on the applicable grant date), restricted stock or restricted stock units, or a combination thereof, in each case, as elected by the Executive in advance of the grant date in the manner specified by the Company. Each Semi-Annual Grant shall have a “fair value” (as determined by the Company in accordance with Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) or such revised standard as then applicable using a seven-year term) on the grant date thereof (the “Semi-Annual Grant Value”) equal to: (i) the product of Semi-Annual TSR (as defined herein) minus (ii) the sum of Semi-Annual Cash (as defined herein) plus Semi-Annual Pension Increase (as defined herein); provided, however, in no event shall the Semi-Annual TSR exceed 25% of the Company’s Adjusted Operating Income (as defined herein) for the fiscal period to which the Semi-Annual Grant relates. If the Semi-Annual Grant Value for any fiscal period is less than or equal to zero, no Semi-Annual Grant will be made in respect of that period and any amount by which the Semi-Annual Grant Value is less than zero shall be carried forward to be applied to the calculation of the Semi-Annual Grant Value in future periods. The Semi-Annual Grants will be subject to the terms and conditions of the Stock Incentive Plan and the customary form of award agreement used thereunder generally from time to time for executives of the Company; provided, however, that:
          (i) Subject to the provisions of Subsections 4(c)(ii), 10(b)(vi), 10(c)(v), 10(d)(v) and 10(e)(v) of this Agreement, the following vesting provisions shall apply: (A) each Semi-Annual Grant shall become vested and non-forfeitable in equal annual installments over the four year period following the grant date thereof (25% per year commencing on the first anniversary of the grant date), provided that the Executive remains continuously employed by the Company from the Effective Date through each such vesting date, (B) each Semi-Annual Grant prior to the final Semi-Annual Grant for the six month period ending on February 1, 2014 shall become 100% vested and non forfeitable on February 1, 2014, provided that the Executive remains continuously employed by the Company from the Effective Date through such date, and (C) the final Semi-Annual Grant for the six-month period ending on February 1, 2014 shall be 100% vested and non-forfeitable on the date of grant, provided that the Executive remains continuously employed by the Company from the Effective Date through February 1, 2014 and provides continued service either as an employee or as a member of the Board from the Effective Date through the date of such grant.

          (ii) Notwithstanding any other provision in this Agreement to the contrary, including but not limited to the preceding Subsection 4(c)(i), Executive’s Semi-Annual Grants, to the extent awarded in the form of restricted stock or restricted stock units, shall become vested in 2014 only to the extent that the FY 2013 Q4 Average Mock Portfolio Value (as defined herein) exceeds the sum of (A) the Beginning Average Mock Portfolio Value (as defined herein) and (B) the sum of the Semi-Annual Grant Value of (x) all Semi-Annual Grants awarded to Executive pursuant to this Subsection 4(c) in the form of restricted stock or restricted stock units that have vested before February 1, 2014 and (y) all Semi-Annual Grants awarded to Executive pursuant to this Subsection 4(c) in the form of options. If the calculation in the preceding sentence results in a positive number, then the shares subject to any unvested restricted stock or restricted stock units awarded under a Semi-Annual Grant shall become vested on a share by share basis, and as they vest shall reduce such positive number (using the Semi-Annual Grant Value thereof) until it reaches zero. Notwithstanding anything herein to the contrary, the limitation on vesting described in this Subsection 4(c)(ii) shall not apply to any unvested stock options awarded to Executive in any Semi-Annual Grant, all of which shall vest pursuant to Subsection 4(c)(i).
          (iii) To the extent a Semi-Annual Grant is in the form of stock options, such Semi-Annual Grant shall expire on the seventh anniversary of the grant date thereof.
          (iv) Following termination of the Executive’s employment for any reason other than Cause, the then vested portion of each outstanding Semi-Annual Grant that was granted in the form of stock options (including, without limitation, any portion that becomes vested upon the Executive’s termination of employment) shall remain exercisable until the end of the applicable 7-year option term, without regard to any shorter post-termination of employment exercise period otherwise applicable under the Stock Incentive Plan.
          (d) Defined Terms Relating to Equity Compensation Awards.
          (i) The term “Semi-Annual Cash” means the Base Salary payable to the Executive over the portion of the applicable fiscal year to which the Semi-Annual Grant relates, plus the cash bonus payable to the Executive with respect to the portion of the applicable fiscal year to which the Semi-Annual Grant relates.

          (ii) The term “Semi-Annual Pension Increase” means the dollar amount of increase in the Executive’s accrued benefit under the Abercrombie & Fitch Co. Supplemental Executive Retirement Plan (Michael S. Jeffries) as in effect from time to time (the “SERP”) with respect to the portion of the applicable fiscal year to which the Semi-Annual Grant relates (the aggregate amount of which, over a full fiscal year, shall be consistent with the Company’s disclosure related to the SERP for the applicable fiscal year as required by Item 402(c) of Regulation S-K under the Securities Exchange Act of 1934, as amended (or any successor provision)).
          (iii) The term “Semi-Annual TSR” means an amount (expressed in dollars), for the period to which a given Semi-Annual Grant relates, calculated as follows (and, notwithstanding anything herein to the contrary, in the event that any of the Semi-Annual TSR calculations below result in a negative number, the Semi-Annual TSR for such period shall be deemed to be zero):
(A)	With respect to the first Semi-Annual Grant, the Semi-Annual TSR shall be the average value of the Mock Portfolio (as hereinafter defined) over the 20 trading days following and including the Measurement Date (as hereinafter defined) that follows August 1, 2009 (the “FY 2009 Q2 Average Mock Portfolio Value”) less the average value of the Mock Portfolio (using adjusted closing share prices as reported by Capital IQ to calculate the value of the Mock Portfolio in order to reflect any and all cash or stock dividends, stock splits and other similar items paid or effected prior to February 1, 2009) over the seven-month period beginning on September 1, 2008 and ending on March 31, 2009 (the “Beginning Average Mock Portfolio Value”).

(B)	With respect to second Semi-Annual Grant, the Semi-Annual TSR shall be equal the average value of the Mock Portfolio over the 20 trading days following and including the Measurement Date that follows January 30, 2010 (the “FY 2009 Q4 Average Mock Portfolio Value”) less the greater of (a) the FY 2009 Q2 Average Mock Portfolio Value or (b) the Beginning Average Mock Portfolio Value.

(C)	With respect to the third Semi-Annual Grant, the Semi-Annual TSR shall be equal to the average value of the Mock Portfolio over the 20 trading days following and including the Measurement Date that follows July 31, 2010 (the “FY 2010 Q2 Average Mock Portfolio Value”) less the greatest of (a) the FY 2009 Q4 Average Mock Portfolio Value, (b) the FY 2009 Q2 Average Mock Portfolio Value, or (c) the Beginning Average Mock Portfolio Value.

(D)	With respect to the fourth Semi-Annual Grant, the Semi-Annual TSR shall be equal to the average value of the Mock Portfolio over the 20 trading days following and including the Measurement Date that follows January 29, 2011 (the “FY 2010 Q4 Average Mock Portfolio Value”) less the greatest of (a) the FY 2010 Q2 Average Mock Portfolio Value, (b) the FY 2009 Q4 Average Mock Portfolio Value, (c) the FY 2009 Q2 Average Mock Portfolio Value, or (d) the Beginning Average Mock Portfolio Value.

(E)	With respect to the fifth Semi-Annual Grant, the Semi-Annual TSR shall be equal to the average value of the Mock Portfolio over the 20 trading days following and including the Measurement Date that follows July 30, 2011 (the “FY 2011 Q2 Average Mock Portfolio Value”) less the greatest of (a) the FY 2010 Q4 Average Mock Portfolio Value, (b) the FY 2010 Q2 Average Mock Portfolio Value, (c) the FY 2009 Q4 Average Mock Portfolio Value, (d) the FY 2009 Q2 Average Mock Portfolio Value, or (e) the Beginning Average Mock Portfolio Value.

(F)	With respect to the sixth Semi-Annual Grant, the Semi-Annual TSR shall be equal to the average value of the Mock Portfolio over the 20 trading days following and including the Measurement Date that follows January 28, 2012 (the “FY 2011 Q4 Average Mock Portfolio Value”) less the greatest of (a) the FY 2011 Q2 Average Mock Portfolio Value, (b) the FY 2010 Q4 Average Mock Portfolio Value, (c) the FY 2010 Q2 Average Mock Portfolio Value, (d) the FY 2009 Q4 Average Mock Portfolio Value, (e) the FY 2009 Q2 Average Mock Portfolio Value or (f) the Beginning Average Mock Portfolio Value.

(G)	With respect to the seventh Semi-Annual Grant, the Semi-Annual TSR shall be equal to the average value of the Mock Portfolio over the 20 trading days following and including the Measurement Date that follows July 28, 2012 (the “FY 2012 Q2 Average Mock Portfolio Value”) less the greatest of (a) the FY 2011 Q4 Average Mock Portfolio Value, (b) the FY 2011 Q2 Average Mock Portfolio Value, (c) the FY 2010 Q4 Average Mock Portfolio Value, (d) the FY 2010 Q2 Average Mock Portfolio Value, (e) the FY 2009 Q4 Average Mock Portfolio Value, (f) the FY 2009 Q2 Average Mock Portfolio Value or (g) the Beginning Average Mock Portfolio Value.

(H)	With respect to the eighth Semi-Annual Grant, the Semi-Annual TSR shall be equal to the average value of the Mock Portfolio over the 20 trading days following and including the Measurement Date that follows February 2, 2013 (the “FY 2012 Q4 Average Mock Portfolio Value”) less the greatest of (a) the FY 2012 Q2 Average Mock Portfolio Value, (b) the FY 2011 Q4 Average Mock Portfolio Value, (c) the FY 2011 Q2 Average Mock Portfolio Value, (d) the FY 2010 Q4 Average Mock Portfolio Value, (e) the FY 2010 Q2 Average Mock Portfolio Value, (f) the FY 2009 Q4 Average Mock Portfolio Value, (g) the FY 2009 Q2 Average Mock Portfolio Value or (h) the Beginning Average Mock Portfolio Value.

(I)	With respect to the ninth Semi-Annual Grant, the Semi-Annual TSR shall be equal to the average value of the Mock Portfolio over the 20 trading days following and including the Measurement Date that follows August 3, 2013 (the “FY 2013 Q2 Average Mock Portfolio Value”) less the greatest of (a) the FY 2012 Q4 Average Mock Portfolio Value, (b) the FY 2012 Q2 Average Mock Portfolio Value, (c) the FY 2011 Q4 Average Mock Portfolio Value, (d) the FY 2011 Q2 Average Mock Portfolio Value, (e) the FY 2010 Q4 Average Mock Portfolio Value, (f) the FY 2010 Q2 Average Mock Portfolio Value, (g) the FY 2009 Q4 Average Mock Portfolio Value, (h) the FY 2009 Q2 Average Mock Portfolio Value or (i) the Beginning Average Mock Portfolio Value.

(J)	With respect to the tenth Semi-Annual Grant, the Semi-Annual TSR shall be equal to the average value of the Mock Portfolio over the 20 trading days following and including the Measurement Date that follows February 1, 2014 (the “FY 2013 Q4 Average Mock Portfolio Value”) less the greatest of (a) the FY 2013 Q2 Average Mock Portfolio Value, (b) the FY 2012 Q4 Average Mock Portfolio Value, (c) the FY 2012 Q2 Average Mock Portfolio Value, (d) the FY 2011 Q4 Average Mock Portfolio Value, (e) the FY 2011 Q2 Average Mock Portfolio Value, (f) the FY 2010 Q4 Average Mock Portfolio Value, (g) the FY 2010 Q2 Average Mock Portfolio Value, (h) the FY 2009 Q4 Average Mock Portfolio Value, (i) the FY 2009 Q2 Average Mock Portfolio Value or (j) the Beginning Average Mock Portfolio Value.
          (iv) The term “Measurement Date” shall be defined as, with respect to any given date, the date the Company first publicly releases its quarterly earnings subsequent to such given date.
          (v) The term “Mock Portfolio” shall be defined as a hypothetical investment portfolio that is intended to reflect the total shareholder return to a hypothetical investor holding the shares of Common Stock included in the Mock Portfolio beginning on February 1, 2009 and ending on the 20th trading day following and including the Measurement Date that follows February 1, 2014 (the “Mock Period”). The value of the Mock Portfolio on any given date shall be equal to the closing share price of the Common Stock on such date multiplied by the number of shares included in the Mock Portfolio on such date. The number of shares included in the Mock Portfolio on any given date shall adhere to the following rules:

(A)	On February 1, 2009 the Mock Portfolio will consist of a number of shares of Common Stock equal to 2.5% of the number of Fully-Diluted Shares of Common Stock. For this purpose, “Fully-Diluted Shares of Common Stock” shall mean (1) the number of outstanding shares of Common Stock as reported on the Company’s Form 10-K for the fiscal year ending January 31, 2009, plus (2) the difference between (x) the weighted average shares outstanding used for computing the Company’s diluted earnings per share for the fiscal quarter ending January 31, 2009 and (y) the weighted average shares outstanding used for computing the Company’s basic earnings per share for the fiscal quarter ending January 31, 2009, in each case as reported in the Company’s Form 10-K for the fiscal year ending January 31, 2009.

(B)	The number of shares of Common Stock included in the Mock Portfolio shall be increased by the amount of any shares that would have been granted to the Mock Portfolio in accordance with any stock split(s) of the Common Stock following February 1, 2009 or in accordance with any stock dividends distributed following February 1, 2009, and all such new shares shall remain in the Mock Portfolio for the entire duration of the Mock Period.

(C)	The number of shares included in the Mock Portfolio shall be decreased in accordance with any reverse stock split(s) that occur following February 1, 2009.
The Mock Portfolio shall be entitled (on a hypothetical basis) to any and all other consideration that the shares of Common Stock included in the Mock Portfolio are entitled to following February 1, 2009, including cash dividends. Any and all such consideration shall be reinvested into additional hypothetical shares of Common Stock at such consideration’s fair market value on the date which the shares of Common Stock included in Mock Portfolio become entitled to such consideration, and such additional shares of Common Stock shall remain in the Mock Portfolio for the entire duration Mock Period. In the case of cash dividends, all such cash dividends would be reinvested into hypothetical shares of Common Stock on the ex-dividend date of such dividend at the average trading price of the Common Stock on the day the Common Stock first trades ex-dividend for such cash dividend.
Notwithstanding anything herein to the contrary, in the event the Company makes a Material Acquisition in which shares of Common Stock are issued as part of the Total Purchase Consideration in making such Material Acquisition, the number of shares included the Mock Portfolio shall be adjusted on the date (the “Post Announcement Date”) that the Common Stock first trades following the Announcement of such Material Acquisition as follows: the shares in the Mock Portfolio on the Post-Announcement Date shall equal the number of shares included in the Mock Portfolio on the Pre-Announcement Date (the “Pre-Announcement Mock Shares”) plus the Mock Adjustment.

          (vi) The term “Material Acquisition” means any reorganization, merger, stock purchase, or other similar corporate transaction or event, in each case, in which the Total Purchase Consideration equals or exceeds five percent (5%) of the Pre-Announcement Market Cap.
          (vii) The term “Mock Adjustment” means (A) the product of (i) the Pre-Announcement Mock Shares multiplied by (ii) the All Cash Settle Price less the Actual Settle Price, divided by (B) the Actual Settle Price.
          (viii) The term “All-Cash Settle Price” means (A) the sum of (i) the Pre-Announcement Market Cap and (ii) the product of (x) the sum of the Pre-Announcement Shares Outstanding plus the Shares Issued multiplied by (y) the Actual Settle Price less the Pre-Announcement Share Price, divided by (B) the Pre-Announcement Shares Outstanding.
          (ix) The term “Actual Settle Price” means the closing share price of the Common Stock on the Post-Announcement Date.
          (x) The term “Shares Issued” means the number of shares of Common Stock issued as part of the Total Purchase Consideration.
          (xi) The term “Pre-Announcement Shares Outstanding” means the number of shares of Common Stock issued and outstanding as of 5:00 pm Eastern Time on the Pre-Announcement Date.
          (xii) The term “Pre-Announcement Date” means the last date that the Common Stock is publicly traded prior to the Post-Announcement Date.
          (xiii) The term “Pre-Announcement Market Cap” means the product of (a) the Pre-Announcement Shares Outstanding multiplied (b) the Pre-Announcement Share Price.
          (xiv) The term “Pre-Announcement Share Price” means the closing share price of the Common Stock on the Pre-Announcement Date.
          (xv) The term “Announcement” means the first public announcement by the Company that it has consummated the Material Acquisition.
          (xvi) The term “Total Purchase Consideration” means aggregate fair market value of the consideration (whether in the form or cash, Common Stock, other equity securities of the Company or any combination thereof) paid by the Company as the purchase price for the entity acquired in the Material Acquisition, as determined by the Board in good faith.

          (xvii) The term “Adjusted Operating Income” means the Company’s operating income (as defined under applicable United States or international accounting standards, as the case may be) for the trailing twelve months ending on the last day of the applicable period to which the Semi-Annual Grant relates as reported by the Company in its financial statements filed with the Securities and Exchange Commission for the relevant period(s), adjusted to exclude the following items: (1) any non-cash non-operating expenses, including impairments or similar items; (2) gains or losses from the sale of assets; (3) any gains or losses from the early extinguishment of debt; (4) any amounts related to legal settlements or lawsuits; (5) any restructuring expenses, charges or impairments; (6) any changes in accounting principals; or (7) any similar unusual or infrequent items included in the Company’s operating income (as defined under applicable United States or international accounting standards, as the case may be).
          (e) In the event the Executive is found by a court of competent jurisdiction to have materially breached any of the material terms of Section 11 of this Agreement during the period the Executive was employed by the Company or during the one year period thereafter, the Retention Grant and each Semi-Annual Grant granted to the Executive pursuant to this Section 4 shall be immediately forfeited by the Executive effective as of the date on which the breach occurred, unless forfeited sooner by operation of any other provision of this Agreement, and the Executive shall have no further rights in respect thereof. If any of the shares of Common Stock of the Company which the Executive shall have the right to purchase or otherwise receive in accordance with the terms of the equity awards granted pursuant to this Section 4 shall have been delivered to the Executive as a result of the vesting of any such award or any portion thereof prior to the date on which the breach occurred, such shares of Common Stock shall be forfeited by the Executive effective as of the date on which the breach occurred and such shares shall be transferred and delivered by the Executive to the Company in exchange for payment equal to the purchase price, if any, paid to the Company to acquire such shares. Notwithstanding the foregoing, the provisions of this Subsection 4(d) shall not apply if a Change of Control (as defined in Subsection 10(i) of this Agreement) has occurred or if the Executive’s employment has been terminated by the Company without Cause (as defined in Subsection 9(c) of this Agreement) or by the Executive with Good Reason (as defined in Subsection 9(d) of this Agreement).
     5. Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to executive officers generally and as may be in effect from time to time. Except with respect to equity-based awards, the Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to executive officers of the Company generally.
     6. Bonus. The Executive shall be entitled to participate in the Abercrombie & Fitch Co. Incentive Compensation Performance Plan (the “Bonus Plan”) or any successor to the Bonus Plan on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board, provided that the Executive’s annual target bonus opportunity shall be at least 120% of Base Salary upon attainment of target, subject to a maximum bonus opportunity of 240% of Base Salary.

     7. Other Benefits.
          (a) Life Insurance.
          (i) The Company shall continue to maintain term life insurance coverage on the life of the Executive in the amount of $10,000,000, the proceeds of which shall be payable to the beneficiary or beneficiaries designated by the Executive. The Company shall continue to pay the premiums with respect to such term life insurance policy until the later of February 1, 2014 and the last day of the period during which welfare benefits are continued pursuant to Subsection 10(g) of this Agreement; provided, however, that the Company shall no longer be obligated to maintain such coverage and pay such premiums (A) from and after the Termination Date (as defined in Subsection 9(h)) in the event that the Executive’s employment is terminated by the Company for Cause (as defined in Subsection 9(c) of this Agreement) or by the Executive without Good Reason (as defined in Subsection 9(d) of this Agreement) or (B) following the Executive’s death. Such policy shall provide for its conversion to an individual policy owned by the Executive subsequent to termination of his employment. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.
          (ii) During the term of this Agreement, the Company shall be entitled to maintain a “key man” term life insurance policy on the life of the Executive, the proceeds of which shall be payable to the Company or its designees. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.
          (b) Expenses. The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company, in each case in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation. In no event shall any reimbursements made pursuant to this Subsection 7(b) be paid later than the end of the calendar year following the calendar year in which the expense was incurred.
          (c) Office and Facilities. The Executive shall be provided with an appropriate office and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of his duties hereunder.
          (d) Vacation. The Executive shall be entitled to annual vacation in accordance with the policies periodically established by the Board for similarly situated executive officers of the Company.
          (e) Retirement Benefit. The Executive shall be provided with a retirement benefit in accordance with the SERP.
          (f) Perquisites. The Executive shall be entitled to perquisites on the same basis as provided to other senior level executive officers.

     8. Aircraft Travel. For security purposes, the Executive shall be provided, at the expense of the Company, with use of a private aircraft for business and personal travel, both within and outside North America.
     9. Termination.
          (a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
          (b) Disability. Either the Executive or the Company shall be entitled to terminate the Executive’s employment for “Disability” by giving the other party a Notice of Termination (as defined below). For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties for a period of 180 consecutive days as a result of physical or mental impairment, illness or injury, and such condition, in the opinion of a medical doctor selected by the Company and reasonably acceptable to the Executive or his legal representative, is total and permanent.
          (c) Cause. The Company shall be entitled to terminate the Executive’s employment for “Cause.” For purposes of this Agreement, “Cause” shall mean that the Executive (i) pleads “guilty” or “no contest” to or is convicted of an act which is defined as a felony under federal or state law or (ii) engages in willful misconduct that could reasonably be expected to harm the Company’s business or its reputation. For this purpose, an act or failure to act shall be considered “willful misconduct” only if done, or omitted to be done, by the Executive in bad faith and without a reasonable belief that such act or failure to act was in the best interests of the Company.
          The Executive’s employment with the Company shall not be terminated for Cause unless he has been given written notice by the Board of its intention to so terminate his employment (a “Preliminary Notice of Cause”), such notice (i) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given within six months of the Board’s learning of such acts or failures to act. The Executive shall have ten days after the date that the Preliminary Notice of Cause is given in which to cure such conduct, to the extent such cure is possible. If the Executive fails to cure such conduct, the Executive shall be entitled to a hearing before the Board, and to be accompanied by his counsel, at which he shall be entitled to contest the Board’s findings. Such hearing shall be held within 15 days of notice to the Company by the Executive, provided he requests such hearing within 20 days of the Preliminary Notice of Cause. If the Executive fails to request such hearing within the 20-day period specified in the preceding sentence, his employment shall be terminated for Cause effective upon the expiration of such period, and the Preliminary Notice of Cause shall be deemed to constitute a Notice of Termination. If the Executive requests such hearing and, within 10 days following such hearing, the Executive is furnished with a copy of a resolution, duly adopted by the affirmative vote of a majority of the members of the Board (excluding the Executive), finding that in the good-faith opinion of the Board, the Executive was guilty of the conduct constituting Cause as specified in the Preliminary Notice of Cause, the Executive’s employment shall be terminated for Cause upon his receipt of such resolution, and such resolution shall be deemed to constitute a Notice of Termination. Any such resolution shall be accompanied by a certificate of the Secretary or another appropriate officer of the Company which shall state that such resolution was duly adopted by the affirmative vote of a majority of the members of the Board (excluding the Executive) at a duly convened meeting called for such purpose.

          (d) Good Reason. The Executive may terminate his employment hereunder for “Good Reason” by delivering to the Company (i) a Preliminary Notice of Good Reason (as defined below), and (ii) not earlier than 30 days from the delivery of such Preliminary Notice of Good Reason, a Notice of Termination. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s prior written consent: (A) the failure to continue the Executive as Chairman of the Board and Chief Executive Officer of the Company; (B) the failure of the Board to nominate the Executive for election to the Board at the Company’s annual meeting of stockholders; (C) a material diminution in the Executive’s duties, or the assignment to the Executive of duties materially inconsistent with, or the failure to assign to the Executive duties which are materially consistent with, his duties, positions, authority, responsibilities and reporting requirements as set forth in Section 2 of this Agreement, or the assignment of duties which materially impair the Executive’s ability to function as the Chairman and Chief Executive Officer of the Company; (D) a reduction in or a material delay in payment of the Executive’s total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (E) the failure of the Company to implement the SERP, a material reduction in the benefits to be provided under the SERP or an adverse change in the terms and conditions of the SERP; (F) the Company, the Board or any person controlling the Company requires the Executive to be based outside of the United States, other than on travel reasonably required to carry out the Executive’s obligations under this Agreement; or (G) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company not later than the effective date of a merger, consolidation, sale or similar transaction; provided, however, that “Good Reason” shall not include (X) acts not taken in bad faith which are cured by the Company in all respects not later than 30 days from the date of receipt by the Company of a written notice from the Executive identifying in reasonable detail the act or acts constituting “Good Reason” (a “Preliminary Notice of Good Reason”) or (Y) acts taken by the Company to reassign the Executive’s duties and/or titles to another person or persons if the Executive has suffered a physical or mental infirmity which renders him unable to substantially perform his duties under this Agreement. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination. The Executive shall be deemed to have waived his rights to terminate his services hereunder for circumstances constituting Good Reason if he shall not have provided to the Company a Preliminary Notice of Good Reason within ninety (90) days immediately following his knowledge of the circumstances constituting Good Reason.
          (e) Without Cause. The Company may terminate the Executive’s employment hereunder, without Cause, at any time and for any reason (or for no reason) by giving the Executive a Notice of Termination.
          (f) Voluntary; Retirement. The Executive may terminate his employment hereunder at any time and for any reason other than Good Reason or Disability (or for no reason) by giving the Company a Notice of Termination. Such voluntary termination shall be a “Retirement” and such termination shall not be deemed a breach of this Agreement.

          (g) Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no purported termination of employment which requires a Notice of Termination shall be effective without such Notice of Termination. The Termination Date (as defined below) specified in such Notice of Termination shall be no less than two weeks from the date the Notice of Termination is given; provided, however, that (i) if the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive and (ii) if the Executive terminates his employment in accordance with Subsection 9(f) of this Agreement, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Company.
          (h) Termination Date. “Termination Date” shall mean the date of the termination of the Executive’s employment with the Company and specifically (i) in the case of the Executive’s death, his date of death; (ii) in the case of a termination of the Executive’s employment for Cause, the relevant date specified in Subsection 9(c) of this Agreement; (iii) in the case of a termination of employment upon the expiration of the Term of this Agreement in accordance with Section 1, the date of such expiration; and (iv) in all other cases, the date specified in the Notice of Termination.
     10. Compensation upon Termination of Employment.
          (a) For Cause; Without Good Reason; Retirement. If during the term of this Agreement, the Executive’s employment under this Agreement is terminated by the Company for Cause, by the Executive other than for Good Reason and other than by reason of the Executive’s death or Disability or by the Executive on account of his Retirement, (i) the Company’s sole obligation hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date (collectively, “Accrued Compensation”):
(A)	Base Salary through the Termination Date, payable within 10 days following the Termination Date or such shorter period required by law;

(B)	any other compensation which has been earned, accrued or is owing, under the terms of the applicable plan, program or practice, to the Executive as of the Termination Date but not paid, including, without limitation, any incentive awards under the Bonus Plan, in each case, payable in accordance with the applicable plan, program or practice;

(C)	any amounts which the Executive had previously deferred (including any interest earned or credited thereon), payable in accordance with the applicable deferred compensation plan or arrangement;

(D)	reimbursement of any and all reasonable expenses incurred in connection with the Executive’s duties and responsibilities under this Agreement in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation, payable no later than the end of the calendar year following the calendar year in which the expenses are incurred; and

(E)	other or additional benefits and entitlements in accordance with applicable plans, programs and arrangements of the Company, payable in accordance with the terms thereof; and
(ii) subject to the provisions of Section 4 of this Agreement, the Retention Grant, and any unvested Semi-Annual Grant granted to the Executive pursuant to Section 4 of this Agreement, shall be immediately forfeited by the Executive effective on the Termination Date and the Executive shall have no further rights in respect thereof.
          (b) Without Cause or for Good Reason Prior to a Change of Control. If the Executive’s employment hereunder is terminated by the Company without Cause and other than due to death or Disability or by the Executive for Good Reason prior to a Change of Control (as defined in Subsection 10(i) of this Agreement), the Company’s sole obligation hereunder shall be as follows:
(i)	the Company shall pay the Executive the Accrued Compensation;

(ii)	subject to Subsection 10(j) and Section 17, the Company shall continue to pay the Executive Base Salary for a period of two years following the Termination Date in accordance with the Company’s customary practices applicable to its executive officers;

(iii)	subject to Section 17, the Company shall continue to pay the premiums provided for in Subsection 7(a) of this Agreement for the time period set forth therein;

(iv)	subject to Subsection 10(j) and Section 17, the Company shall pay the Executive, at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of that portion of the fiscal year (but no later than the 15th day of the third month following the end of such fiscal period), a bonus (a “Pro-Rata Bonus”) with respect to that portion of the fiscal year in which the Termination Date occurs equal to the product of (A) 60% of the Executive’s Base Salary and (B) the fraction obtained by dividing (1) the number of days during the period to which the bonus relates elapsed prior to the Termination Date by (2) 183, but only to the extent that such Pro-Rata Bonus is not payable as part of the Accrued Compensation provided that, in the event Bonuses are paid on an annual basis, the percentage shall be 120% and the denominator shall be 365;

(v)	subject to Subsection 10(j), the Retention Grant, to the extent granted prior to the Termination Date, shall become vested as of the Termination Date as to that number of shares of Common Stock of the Company equal to the product of (A) the total number of shares of Common Stock subject to options awarded under the Retention Grant prior to the Termination Date and (B) the fraction obtained by dividing (1) the number of days of service by the Executive to the Company during the period commencing on the Effective Date and ending on the Termination Date (provided, however, that in no event shall such resulting number be less than 730) by (2) the number of days commencing on the Effective Date and ending on February 1, 2014; and

(vi)	subject to Subsection 10(j), each outstanding Semi-Annual Grant shall become immediately and fully vested as of the Termination Date.
          (c) Without Cause or for Good Reason Within Two Years after a Change of Control. If the Executive’s employment hereunder is terminated by the Company other than for Cause and other than due to death or Disability or by the Executive for Good Reason within two years after a Change of Control, the Company’s sole obligation hereunder shall be as follows:
(i)	the Company shall pay the Executive the Accrued Compensation;

(ii)	subject to Subsection 10(j) and Section 17, the Company shall pay to the Executive, in a lump sum in cash within ten business days after the Termination Date, the amount of Base Salary which would have been paid to the Executive for a period of two years following the Termination Date;

(iii)	subject to Section 17, the Company shall continue to pay the premiums provided for in Subsection 7(a) of this Agreement for the time period set forth therein;

(iv)	subject to Subsection 10(j) and Section 17, the Company shall pay the Executive, within five business days after the end of the portion of the fiscal year in which the Termination Date occurs, a Pro-Rata Bonus with respect to that portion of the fiscal year in which the Termination Date occurs, but only to the extent that such Pro-Rata Bonus is not payable as part of the Accrued Compensation; and

(v)	subject to Subsection 10(j), the Retention Grant, to the extent granted prior to the Termination Date, and each outstanding Semi-Annual Grant shall become immediately and fully vested as of the Termination Date.

          (d) Disability. If the Executive’s employment hereunder is terminated by either party by reason of the Executive’s Disability, the Company’s sole obligation hereunder shall be as follows:
(i)	the Company shall pay the Executive the Accrued Compensation;

(ii)	subject to Section 17, the Company shall continue to pay the Executive, in accordance with the Company’s customary practices applicable to its executive officers, 100% of Base Salary for the first 24 months following the Termination Date and 80% of Base Salary for the third 12 months following the Termination Date; provided, however, that such Base Salary shall be reduced by the amount of any benefits the Executive receives by reason of his Disability under the Company’s relevant disability plan or plans;

(iii)	subject to Section 17, the Company shall continue to pay the premiums provided for in Subsection 7(a) of this Agreement for the time period set forth therein;

(iv)	the Retention Grant, to the extent granted prior to the Termination Date, shall become vested as of the Termination Date as to that number of shares of Common Stock of the Company equal to the product of (A) the total number of shares of Common Stock subject to options awarded under the Retention Grant prior to the Termination Date and (B) the fraction obtained by dividing (1) the number of days of service by the Executive to the Company during the period commencing on the Effective Date and ending on the Termination Date by (2) the number of days commencing on the Effective Date and ending on February 1, 2014; and

(v)	each outstanding Semi-Annual Grant shall become immediately and fully vested as of the Termination Date.
          (e) Death. If the Executive’s employment hereunder is terminated due to his death, the Company’s sole obligation hereunder shall be as follows:
(i)	the Company shall pay the Executive’s estate or his beneficiaries (as the case may be) the Accrued Compensation;

(ii)	the Company shall pay the Executive’s estate or beneficiaries (as the case may be), at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of that portion of the fiscal year (but no later than the 15th day of the third month following the end of such fiscal period), a Pro-Rata Bonus with respect to the fiscal period in which the Termination Date occurs, but only to the extent that such Pro-Rata Bonus is not payable as part of the Accrued Compensation;

(iii)	the Company shall provide such assistance as is necessary to facilitate the payment of the life insurance proceeds provided for in Subsection 7(a) of this Agreement to the Executive’s beneficiary or beneficiaries;

(iv)	the Retention Grant, to the extent granted prior to the Termination Date, shall become vested as of the Termination Date as to that number of shares of Common Stock of the Company equal to the product of (A) the total number of shares of Common Stock subject to options awarded under the Retention Grant prior to the Termination Date and (B) the fraction obtained by dividing (1) the number of days of service by the Executive to the Company during the period commencing on the Effective Date and ending on the Termination Date by (2) the number of days commencing on the Effective Date and ending on February 1, 2014; and

(v)	each outstanding Semi-Annual Grant shall become immediately and fully vested as of the Termination Date.
          (f) Determination of Base Salary. For purposes of this Section 10, Base Salary shall be determined by the Base Salary at the annualized rate in effect on the Termination Date.
          (g) Continuation of Employee Welfare Benefits. The Company shall, at its expense, provide to the Executive and his beneficiaries continued participation in all medical, dental, vision, prescription drug, hospitalization and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements in which the Executive was participating immediately prior to the Termination Date, on terms and conditions that are no less favorable than those that applied on the Termination Date, during the following periods:
(i)	The period during which the Executive is receiving continued payment of Base Salary pursuant to Subsection 10(b)(ii) or 10(d)(ii) of this Agreement; or

(ii)	For a period of two years following the Termination Date, if the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason within two years after a Change of Control.
In each case, COBRA benefits will commence after the applicable period has been completed. Notwithstanding the foregoing, the Company’s obligation under this Subsection 10(g) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer.
          In the event that the Executive is precluded from continuing full participation in any employee benefit plan, program or arrangement as contemplated by this Subsection 10(g), the Executive shall be provided with the after-tax economic equivalent of any benefit or coverage foregone. For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Executive of obtaining such benefit or coverage himself on an individual basis. Payment of such after-tax economic equivalent shall be made quarterly.

          (h) No Mitigation; No Offset. In the event of any termination of his employment hereunder, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Subsection 10(g) of this Agreement.
          (i) Change of Control. For purposes of this Agreement, the term “Change of Control” shall mean an occurrence of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the inclusiveness of the definition in the preceding sentence, a Change of Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:
(i)	Any person is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities and such person would be deemed an “Acquiring Person” for purposes of the Rights Agreement dated as of July 16, 1998, as amended, between the Company and National City Bank, as successor Rights Agent (the “Rights Agreement”); or

(ii)	any of the following occur: (A) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 80% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (B) any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (C) any complete liquidation or dissolution of the Company; (D) any reorganization, reverse stock split or recapitalization of the Company that would result in a Change of Control as otherwise defined herein; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.
          (j) (j) Release. As a condition to receiving payment of the amounts contemplated by Subsections 10(b) or 10(c) of this Agreement, the Executive agrees to execute within 30 days following the Termination Date and not revoke a general release of claims in favor the Company and its subsidiaries and affiliates in such form as is mutually acceptable to the Company and the Executive.

     11. Employee Covenants.
          (a) Unauthorized Disclosure. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the prior written consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company, of any confidential information relating to the business or prospects of the Company including, but not limited to, any confidential information with respect to any of the Company’s customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices, except (i) to the extent disclosure is or may be required by law, by a court of law or by any governmental agency or other person or entity with apparent jurisdiction to require him to divulge, disclose or make available such information or (ii) in confidence to an attorney or other advisor for the purpose of securing professional advice concerning the Executive’s personal matters provided such attorney or other advisor agrees to observe these confidentiality provisions. Unauthorized Disclosure shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public or known within the Company’s trade or industry (other than as a result of disclosure by him in violation of this Subsection 11(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.
          (b) Non-Competition. During the Non-Competition/No-Raid Period described below, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation or other entity that competes, directly or indirectly, with the Company or any affiliate of the Company; provided, however, that the “beneficial ownership” (as that term is defined in Rule 13d-3 under the Exchange Act) by the Executive after his termination of employment with the Company, either individually or as a member of a “group” for purposes of Section 13(d)(3) under the Exchange Act and the regulations promulgated thereunder, of not more than two percent (2%) of the voting stock of any publicly-held corporation shall not be a violation of this Agreement.
          (c) Non-Solicitation. During the Non-Competition/No-Raid Period described below, the Executive shall not, either directly or indirectly, alone or in conjunction with another person, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who at any time was an employee, customer or supplier of the Company, its subsidiaries and/or affiliates or otherwise had a business relationship with the Company, its subsidiaries and/or affiliates.
          For purposes of this Agreement, the “Non-Competition/No-Raid Period” means the period the Executive is employed by the Company plus one year thereafter.

          (d) Remedies. The Executive agrees that any breach of the terms of this Section 11 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages or posting a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Subsection 11(d) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.
          The provisions of this Section 11 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 11; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending himself against the enforceability of the covenants and agreements of this Section 11.
     12. Certain Additional Payments.
          (a) In the event it shall be determined that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company, any of its affiliates, or any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable, received or receivable, or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is subject to the excise tax imposed by Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments (not including the Gross-Up Payment).

          (b) All determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and any amounts relevant to the last sentence of Subsection 12(a), shall be made by an independent accounting firm selected by the Company from among the largest five accounting firms in the United States (the “Accounting Firm”). Unless the Executive agrees otherwise in writing, the Accounting Firm cannot during the two years preceding the date of its selection have acted in any way on behalf of the Company or any of its affiliates. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations, regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive, within five days of the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it may be determined that the Company should have made Gross-Up Payments (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
          (c) Any Gross-Up Payment or other payment payable under this Section 12 shall be paid to the Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Executive.
     13. Indemnification.
          (a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of the Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent the Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction realized by him for the repayment.

          (b) Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 13(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that the Executive has not met the applicable standard of conduct.
          (c) The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive, until such time as actions against the Executive are no longer permitted by law, with terms and conditions no less favorable than the most favorable coverage then applying to any other senior level executive officer or director of the Company.
     14. Successors and Assigns.
          (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
          (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.
     15. Arbitration. Except with respect to the remedies set forth in Subsection 11(d) hereof, if in the event of any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement, either party delivers to the other party a written demand for arbitration of a controversy or claim, then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in Columbus, Ohio. Each of the Company and the Executive shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators, the “Panel”). The Panel shall have no authority to award punitive damages against the Company or the Executive. The arbitrator shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. The Company and the Executive each waive any right to a jury trial or to petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement. Pending the resolution of any claim under this Section 15, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement, except to the extent that the arbitrator(s) otherwise provide.

     16. Fees and Expenses. The Company agrees to pay promptly upon presentation of an invoice from the Executive, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of (a) any contest by the Company of the validity or enforceability of, or liability under, any provision of this Agreement, (b) any effort to enforce the Executive’s rights hereunder or (c) any dispute between the Executive and the Company relating to this Agreement; provided that Executive also undertakes in writing to repay such legal fees and expenses if such contest, effort or dispute does not result in a judgment, award or settlement in Executive’s favor in any material respect. In no event shall any reimbursements made pursuant to this Section 16 be paid later than the end of the calendar year following the calendar year in which the expense was incurred.
     17. Section 409A Compliance.
          (a) The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement and all other compensation and benefit arrangements which impact the Executive in a manner that does not result in the imposition on the Executive of any additional tax, penalty, or interest under Section 409A.
          (b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit (whether under this Agreement, the Existing Employment Agreement (as defined below) or otherwise) that is specified as subject to this Section 17 or that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive or (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Subsection 17(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

          (c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.
          (d) Each payment made under this Agreement shall be treated as a “separate payment” within the meaning of Section 409A.
     18. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:
If to the Executive: at the Executive’s most recent address on the records of the Company,
If to the Company:
Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
Attn: President and Chief Operating Officer
     19. Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
     20. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Executive and the Company hereunder shall survive any termination of the Executive’s employment.
     21. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
     22. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof.

     23. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     24. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, but not limited to, that certain Amended and Restated Employment Agreement, dated August 15, 2005, between the Company and the Executive (the “Existing Employment Agreement”), which Existing Employment Agreement, excepting only Sections 4(b), 4(c), 4(d), 6(b), 6(c), 10(a)(ii), 10(b)(vi), 10(b)(vii), 10(c)(vi), 10(d)(iv), 10(d)(v), 10(e)(iv), 10(e)(v) thereof, shall be of no further force or effect from and after the Effective Date. For the avoidance of doubt, subject to Section 17 hereof, Sections 4(b), 4(c), 4(d), 6(b), 6(c), 10(a)(ii), 10(b)(vi), 10(b)(vii), 10(c)(vi), 10(d)(iv), 10(d)(v), 10(e)(iv), 10(e)(v) of the Existing Employment Agreement shall remain in effect from and after the Effective Date in accordance with the existing terms of the Existing Employment Agreement; provided, however, that the parties hereto agree that (A) Section 4(b)(ii) of the Existing Employment Agreement is hereby amended to provide that to the extent that the Career Share Award becomes vested under the terms of the Existing Employment Agreement, a stock certificate or other appropriate documentation evidencing the shares subject to the Career Share Award shall be delivered to the Executive on or before March 31, 2009 and the Executive shall thereupon become the holder of those shares of Class A Common Stock, and (B) Section 6(b) of the Existing Employment Agreement is hereby amended to provide that any Stay Bonus earned and payable under Section 6(b) of the Existing Employment Agreement shall be paid no later than April 15, 2009. This Agreement may be executed in one or more counterparts.
     25. Company Representation. The Company represents and warrants that it has obtained or will obtain any corporate approvals which are necessary for the Company to enter into and implement this Agreement.
     26. SERP Amendment. The Company and the Executive agree that the SERP shall be amended by replacing the phrase “the Amended and Restated Employment Agreement entered into as of August 15, 2005” in Section 2.07[4] with the phrase “the Employment Agreement entered into as of December 19, 2008”.
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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

THE COMPANY: ABERCROMBIE & FITCH CO.
By:	/s/ David S. Cupps
David S. Cupps, its Senior Vice
President, General Counsel and Corporate Secretary

THE EXECUTIVE:
/s/ Michael S. Jeffries
Michael S. Jeffries